UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

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Date of Report
(Date of earliest
event reported):	February 21, 2008

Whiting Petroleum Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-31899	20-0098515
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

1700 Broadway, Suite 2300, Denver, Colorado 80290-2300
(Address of principal executive offices, including ZIP code)
(303) 837-1661
(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. §230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. §240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. §240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. §240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

        (e)        On February 21, 2008, the Board of Directors of Whiting Petroleum Corporation (the “Company”) approved, upon recommendation of the Compensation Committee of the Board of Directors, grants of shares of restricted stock to executive officers of the Company. The restricted stock will vest one-third on each of the first three anniversaries of the grant date if the performance (whether positive or negative) of the price per share of common stock of the Company, for the period from December 31, 2007 to each of the fiscal year ends preceding the first three anniversaries of the grant date, exceeds the performance (whether positive or negative) of the average price per share of common stock of a peer group of companies, for the same period. Shares of restricted stock that do not vest at the end of the first or second anniversaries of the grant date will vest if the performance criteria is met based on cumulative returns from the beginning of the first and second years, as applicable, to the end of the second or third years. To the extent all or a portion of the awards are not earned at the end of the three years, the portion of the awards not earned will be forfeited. The maximum number of shares of restricted stock the named executive officers of the Company are able to receive if all of the awards are earned is as follows:

Name	Position	Shares
James J. Volker	Chairman, President and Chief Executive Officer	17,706

James T. Brown	Senior Vice President, Operations	4,869

J. Douglas Lang	Vice President, Reservoir Engineering/Acquisitions	4,869

Michael J. Stevens	Vice President and Chief Financial Officer	4,869

Mark R. Williams	Vice President, Exploration and Development	4,869

        The amounts payable to these executive officers are not determinable because the awards are subject to future performance of the Company and the value of the award is subject to the Company’s future stock price.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHITING PETROLEUM CORPORATION
Date: February 26, 2008	By: /s/ James J. Volker
James J. Volker
Chairman, President and
Chief Executive Officer